SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act
Date of Report: March 1, 2006
(Date of Earliest Event Reported)
Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	0-13976	72-0717400
(State or other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)
2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)
(847) 279-6100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On March 1, 2006, Akorn, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors listed therein (the “Investors”) providing for the private placement of 4,311,669 shares of the Company’s Common Stock (“Common Stock”) at a price of $4.50 per share, with warrants to purchase approximately 1,509,088 additional shares of Common Stock exercisable for a five year period, at an exercise price of $5.40 per share (the “Warrants”). The Warrants may be exercised by cash payment of the exercise price or by means of a cashless exercise. The aggregate offering price of the private placement was approximately $19,402,510. The net proceeds to the Company after payment of approximately $1,164,150 of commissions and expenses, will be approximately $18,238,360.
     The shares of Common Stock issued under the Securities Purchase Agreement and the shares of Common Stock issuable upon exercise of the Warrants (collectively, the “Registrable Securities”) are subject to certain registration rights as set forth in the Securities Purchase Agreement. Under the Securities Purchase Agreement, the Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission by the forty-fifth day (the “Filing Date”) after the closing date of the transactions contemplated by the Securities Purchase Agreement (the “Closing Date”), for purposes of registering the Registrable Securities. The Registration Statement is to be on Form S-3. The Company agreed to maintain the effectiveness of the Registration Statement until the earlier of the date that all Registrable Securities covered by such Registration Statement have been sold or can be sold publicly under Rule 144(k) under the Securities Act of 1933, as amended (the “Act”) (the “Effectiveness Period”).
     Pursuant to the Securities Purchase Agreement, should certain events occur, then on every monthly anniversary thereof until the applicable event is cured and on the date of such cure, the Company shall pay to each Investor an amount in cash, as liquidated damages, equal to $0.045 per share for each share of Common Stock purchased under the Securities Purchase Agreement and then owned by such Investor (the “Event Payments”). Subject to limitations set forth in the Securities Purchase Agreement, the following constitute applicable events (i) the Registration Statement is not filed on or prior to the Filing Date or is not declared effective within 105 days from the Closing Date; (ii) the Common Stock is not listed or quoted, or is suspended from trading, on an eligible market for a period of five trading days during the Effectiveness Period; or (iii) the Registration Statement ceases to be effective for 20 trading days in a 365 day period. The Event Payments relate solely to the shares of Common Stock issued to the Investors under the Securities Purchase Agreement and not to the Warrants or the shares of Common Stock issuable upon exercise of the Warrants.
     On March 1, 2006, the Company also entered into an Amendment, Waiver and Consent to Credit Agreement (the “Fifth Amendment”) with LaSalle Bank National Association (“LaSalle Bank”), the financial institutions party thereto (the “Lenders”) and Akorn (New Jersey), Inc. (“Akorn (New Jersey)”). Among other things, the Fifth Amendment amended certain of the definitions of the Credit Agreement dated October 7, 2003 among the Company, Akorn (New Jersey), the Lenders and LaSalle Bank and waived certain events of default arising out of noncompliance with certain of the Company’s obligations under the Credit Agreement arising from the Company entering into the Securities Purchase Agreement and issuing the shares of Common Stock and Warrants thereunder.

     The descriptions of the Securities Purchase Agreement and the Warrants herein are only summaries and are qualified in their entirety by the full text of such documents, the forms of which are filed as exhibits hereto and are incorporated by reference herein.
Item 3.02 Unregistered Sales of Equity Securities
     The information disclosed under Item 1.01 of this Current Report on Form 8-K with respect to the Company’s unregistered issuance of 4,311,669 shares of Common Stock and Warrants to purchase 1,509,088 additional shares of Common Stock pursuant to the Securities Purchase Agreement is incorporated into this Item 3.02 in its entirety. The issuance of the Common Stock and Warrants will be made in a private placement under Section 4(2) of the Act and/or Rule 506 of Regulation D under the Act, pursuant to the terms of the Securities Purchase Agreement.
     On February 27, 2006, a holder of the Company’s Series B 6.0% Participating Convertible Preferred Stock (“Series B Stock”) converted 2,000 shares of Series B Stock into 81,067 shares of Common Stock at a conversion price of $2.70 per share. The issuance of Common Stock upon conversion of the Series B Stock was exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) and/or Section 3(a)(9) thereof, because the shares of Series B Stock were exchanged for shares of the Common Stock exclusively with such holder and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
     On March 1, 2006, another holder of Series B Stock converted 2,500 shares of Series B Stock into 101,400 shares of Common Stock at a conversion price of $2.70 per share. On March 2, 2006, the same holder converted 2,500 shares of Series B Stock into 101,417 shares of Common Stock at a conversion price of $2.70 per share. The issuance of Common Stock upon conversion of the Series B Stock was exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) and/or Section 3(a)(9) thereof, because the shares of Series B Stock were exchanged for shares of the Common Stock exclusively with such holder and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.
Item 9 Financial Statements and Exhibits.
(c) Exhibits.
     4.1 Form of Securities Purchase Agreement dated March 1, 2006, between the Company and the Investors.
     4.2 Form of Warrant.
     10.1 Amendment, Waiver and Consent to Credit Agreement dated March 1, 2006, among LaSalle Bank, the Lenders, the Company and Akorn (New Jersey).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.
By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: March 7, 2006